EXHIBIT 99.1

Freeport-McMoRan Copper & Gold Inc. Updates Third Quarter 2005 Operations
BATON ROUGE, LA, September 13, 2005 — Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced that PT Freeport Indonesia’s share of third quarter 2005 copper and gold sales is expected to approximate 340 million pounds of copper and 460,000 ounces of gold compared with previous estimates of 380 million pounds of copper and 575,000 ounces of gold. PT-FI’s share of annual sales for 2005 is expected to approximate previous estimates of 1.47 billion pounds of copper and 2.8 million ounces of gold.
     Third quarter mining activities included the mining of overburden and low-grade material that will enable large-scale production of high-grade ore during the fourth quarter and the subsequent continuation of the previously announced long-term mine plan for the Grasberg operations, resulting in reduced mining rates in the “6 South” high grade section of the Grasberg open pit and lower than expected ore grades. Production was also affected by an extension to a planned downtime for mill maintenance activities. PT-FI expects fourth quarter operations will benefit from more flexible mining set-ups and access to higher grade material, allowing PT-FI to offset the third quarter shortfall substantially. Fourth quarter sales are expected to approximate 490 million pounds of copper and 1.14 million ounces of gold.
     Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “Our operations are achieving high overall mining rates as we continue to operate at full capacity in the Grasberg pit. However, we have not achieved targeted mining rates in certain high grade sections of “6 South,” resulting in reduced third quarter sales. We expect to gain access to areas where we will be able to establish more traditional mining set-ups during the fourth quarter which would provide access to higher grade material, enabling us to generate significantly higher sales in the fourth quarter.
     Realization of this significant level of projected sales during the fourth quarter depends on our achieving targeted mine rates in the high grade “6 South” pushback and on strong performance of our operating systems. In any event, these matters only impact the timing of when we access the well-defined high grade ore in the Grasberg mine and convert it to sales volumes.”
     FCX will report its third quarter results on October 18, 2005.
     FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
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